Exhibit 99.9

Summary of Loan Agreement Entered into by and between Shenzhen BAK Battery Co., Ltd. (“the Company”) and Tianjin BAK New Energy Research Institute Co., Ltd. (the “Creditor”) on July 12, 2012

Main articles:

  Loan principal: RMB 10 million;

  Loan Term: July 12, 2012 to July 11, 2014;

  Non-bank and non-interest loan;

  Purpose of the loan is to provide working capital for the Company;

Headlines of the articles omitted

  Loan arrangement

  Payment of the loan

  Payment extension

  Prepayment

  Modification, Amendment and Termination of Contract

  Other agreements

  Validity